UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 15, 2012

Carolina Bank Holdings, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	000-31877	56-2215437
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 North Spring Street, Greensboro, NC	27401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (336) 288-1898

___________________________________n/a____________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Michael F. Bumpass to Board of Directors. Following the annual meeting of shareholders on May 15, 2012, the Company appointed Michael F. Bumpass to its board of directors and to the board of directors of its subsidiary, Carolina Bank.

Mr. Bumpass has served as President and Chief Executive Officer of the Guilford Merchants Association, Inc. (formerly the Greater Greensboro Merchants Association) and FirstPoint for 24 years. Prior to that, he was Corporate Vice President of the Merchants Association of Florida, Inc. Mr. Bumpass attended East Carolina University where he majored in Business.

Mr. Bumpass’ industry activity has included serving on the Board of Directors of both the American Collectors Association and the Consumer Data Industry Association, Inc. (formerly Associated Credit Bureaus, Inc.), serving as Chairman in 1998. He was the 1990 Dean of the Southern Management Institute at Florida State University. He is past Chair of Associated Credit Bureaus of North Carolina and Virginia and has served on the Board of Directors for the North Carolina Retail Merchants Association. He is also a past Chairman of the Board for Budget Counseling and Education Centers of North Carolina and past Chairman of ClearPoint Credit Counseling Solutions.

Mr. Bumpass is a founding member of the Executive Committee of Downtown Greensboro, Inc., served on the Advisory Board of the Self Help Credit Union of North Carolina, was 2010-2011 Campaign Chairman of the United Way, President Elect of The Old North State Council of the Boy Scouts of America and is Past Chairman of the Greensboro Sports Commission, the Greensboro City Club and Junior Achievement of Central North Carolina.

He currently serves on the Board of Directors of the Greensboro Economic Development Alliance, the Wyndham Championship (as Treasurer), Greensboro Sports Commission, High Point Chamber, and is past Chairman of the War Memorial Commission. He is a longtime member of the Greensboro Rotary Club. He also formerly served as a member of the Board of Visitors and the Corporate Relations Committee for UNCG, as well as the Board of Visitors for East Carolina University and the Greensboro BB&T Advisory Board.

It is expected that Mr. Bumpass will serve on the Audit committee. All director fees due to Mr. Bumpass for service on the Board of Directors, including meeting attendance fees, committee fees, and retainer fees will be deferred. These deferred fees will be invested in shares of the Company’s common stock. As a director, Mr. Bumpass will also be eligible to receive awards under the Company’s 2009 Omnibus Stock Ownership and Long-Term Incentive Plan in the event the Company decides to grant such awards.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 15, 2012, Carolina Bank Holdings, Inc. (the “Registrant”) held its Annual Meeting of Shareholders (the “Annual Meeting”). There were three proposals submitted to shareholders at the Annual Meeting. In the case of Proposal 1, all of the nominees were approved and elected to serve on the Registrant’s Board of Directors. All other proposals were also approved by the shareholders entitled to vote at the Annual Meeting. The proposals below are described in greater detail in the Registrant’s definitive proxy statement for the Annual Meeting filed on April 12, 2012, with the Securities and Exchange Commission.

The voting results were as follows:

Proposal 1 : Proposal to elect three members of the Board of Directors for terms of three years and one member of the Board of Directors for a term of two years.

Directors Elected	Votes For	Votes Withheld	Broker Non-Votes

Three Year Terms:
Kevin J. Baker	1,842,707	32,233	1,011,123
Stephen K. Bright	1,843,400	31,540	1,011,123
J. Edward Kitchen	1,840,207	34,733	1,011,123

Two Year Term:
Donald H. Allred	1,843,400	31,540	1,011,123

Proposal 2: Proposal to ratify a non-binding shareholder resolution regarding the Registrant’s executive compensation policies and practices.

For	Against	Abstain	Broker Non-Votes

1,660,042	149,038	65,860	1,011,123

Proposal 3: Proposal to ratify the appointment of Elliott Davis PLLC as the Registrant’s independent registered public accounting firm for 2012.

For	Against	Abstain	Broker Non-Votes

2,857,028	18,118	10,917	-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAROLINA BANK HOLDINGS, INC.

/s/ Robert T. Braswell
Robert T. Braswell
President and Chief Executive Officer

Dated: May 21, 2012